Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of MRV Communications, Inc. for the registration of shares of its common stock of up to an aggregate dollar amount of $20,000,000 and to the incorporation by reference therein of our report dated February 5, 2003, with respect to the financial statements of MRV Communications, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 12, 2003